Exhibit 99.3

Revolution Lighting Technologies Closes Previously Announced

Acquisition of TNT Energy, LLC and $16.8 Million Underwritten

Offering of Common Stock

Stamford, CT, May 9, 2016 – Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting” or the “Company”), a global provider of advanced LED lighting solutions, today announced that it has completed its previously announced acquisition of TNT Energy, LLC (“TNT Energy”), a comprehensive “full-turnkey” services provider, addressing energy savings projects within the commercial, industrial, hospitality, retail, education and municipal sectors.

In addition, the Company today announced that it has closed on its previously announced underwritten offering, in which the Company sold a total of 3,191,250 shares of its common stock, which includes the full exercise of the over-allotment option by the underwriters of 416,250 shares of common stock, for a total of approximately $16.8 million in gross proceeds to the Company. Roth Capital Partners acted as the sole book-running manager for the offering with Rodman & Renshaw a unit of H.C. Wainwright & Co. acting as co-manager. Approximately $8 million of the proceeds from the offering were used to fund the cash consideration portion of the TNT Energy acquisition.

The Company has filed an 8-K with the Securities and Exchange Commission at sec.gov disclosing the closing of the TNT acquisition and the offering.

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. designs, manufactures, markets and sells light emitting diode (LED) lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For additional information, please visit: http://www.rvlti.com/.

About TNT

TNT Energy, LLC is a leading provider of comprehensive energy efficiency solutions, including lighting retrofit, lighting controls, energy management. TNT Energy’s headquarters are located in Raynham, MA with additional offices in Westfield and Woburn MA, assisting its customers throughout Massachusetts and greater New England area. TNT Energy partners with its customers, utilizing its extensive experience to deliver the authoritative knowledge and seamless project experience to maximize project benefits and savings. For additional information, please visit www.tntenergy.net

Cautionary Statement for Forward-Looking Statements

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding the financial performance of the Company. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially, including the Risk Factors described in Item 1A of our Form 10-K for the fiscal year ended December 31, 2015. Revolution Lighting Technologies undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

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